Footstar, Inc.              Tel. 201-934-2000
                                   933 MacArthur Blvd.         Fax  201-934-0398
                                   Mahwah, NJ 07430


Investor Contact:  Carlos Alberini         Media Contact:  Wendi Kopsick
                   Sr. Vice President & CEO                Jim Fingeroth
                   Kathy Guinnessey                        Kekst and Company
                   Vice President, Finance                 (212) 521-4800
                   Footstar, Inc.
                   (201) 760-4008


                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

             FOOTSTAR COMPLETES ACQUISITION OF JUST FOR FEET ASSETS
             ------------------------------------------------------

MAHWAH, NEW JERSEY, March 7, 2000 - Footstar, Inc. (NYSE:FTS) announced today that it has completed its acquisition of certain assets of Just For Feet. Under the terms of the agreement, announced on February 16, 2000, the Company has purchased 79 Just For Feet superstores, 23 specialty stores, the Just For Feet name, the Internet business and the corporate headquarters building located in Birmingham, Alabama. The total cash consideration paid was $66.8 million and is subject to further post closing adjustments.

Footstar, Inc., headquartered in Mahwah, New Jersey, is a leading footwear retailer. As of February 26, 2000, the Company's Footaction division, headquartered in Irving, Texas, near Dallas, operated 532 mostly mall-based stores in 44 states, Puerto Rico, and the U.S. Virgin Islands, which sell branded athletic footwear and apparel. The Company's Meldisco division is a leader in the discount footwear segment, operating 2,486 leased footwear departments, primarily in Kmart stores.

Except for the historical information contained herein, the matters discussed in this release are forward looking statements that involve risks and uncertainties that may cause actual results to differ from those expressed in any of the forward looking statements. Such risks and uncertainties include, but are not limited to, uncertainties related to the effect of competitive products and pricing consumer demand for footwear, unseasonable weather, consumer acceptance of our merchandise mix and retail locations, the availability of products, and the other risks detailed in the Company's Securities and Exchange commission filings. The company undertakes no obligation to update forward looking statements to reflect events or circumstances after the date such statements were made.

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